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                                                                       EXHIBIT 5
                               February 9, 1999



Board of Directors
First Sentinel Bancorp, Inc.
1000 Woodbridge Center Drive
Woodbridge, New Jersey  07095

  Re:  First Sentinel Bancorp, Inc. 1998 Stock-Based Incentive Plan
       First Sentinel Bancorp, Inc. Omnibus Incentive Plan
       First Sentinel Bancorp, Inc. 1992 Stock Option Plan for Outside Directors First Sentinel Bancorp, Inc. 1992 Incentive Stock Option Plan


Ladies and Gentlemen:

     We have been requested by First Sentinel Bancorp, Inc. (the "Company") to issue a legal opinion in connection with the registration under the Securities Act of 1933 on Form S-8 of (i) 1,655,037 shares of the Company's Common Stock, $0.01 par value (the "1998 Shares"), issuable under the First Sentinel Bancorp, Inc. 1998 Stock-Based Incentive Plan (the "1998 Plan"); (ii) 284,104 shares of the Company's Common Stock, $0.01 par value (the "1996 Shares"), issuable under the First Sentinel Bancorp, Inc. Omnibus Incentive Plan (the "1996 Plan"); (iii) 261,924 shares of the Company's Common Stock, $0.01 par value (the "1992 Directors Shares") issuable under the First Sentinel Bancorp, Inc. 1992 Stock Option Plan for Outside Directors (the "1992 Directors Plan"); and (iv) 11,771 shares of the Company's Common Stock, $0.01 par value (the "1992 Shares") issuable under the First Sentinel Bancorp, Inc. 1992 Incentive Stock Option Plan ("1992 Plan"). We have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion. In our examination, we have assumed and have not verified (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals,
(iii) the conformity with the originals of all documents supplied to us as copies, and (iv) the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact, in each case given or made available to us by the Company.

     Based on the foregoing and limited in all respects to Delaware law, it is our opinion that the 1998 Shares, 1996 Shares, 1992 Directors Shares and 1992 Shares reserved under the 1998 Plan, 1996 Plan, 1992 Directors Plan and 1992 Plan, respectively, have been duly authorized and upon payment for and issuance of the 1998 Shares, 1996 Shares, 1992 Directors Shares and 1992 Shares in the manner described in the 1998 Plan, 1996 Plan, 1992 Directors Plan and 1992 Plan, respectively, have been or will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement on Form S-8, and we consent to the use of our name under the heading "Interests of Named Experts and Counsel."

                                      Sincerely,

                                      PATTON BOGGS LLP


                                      By:  /s/ Mary M. Sjoquist
                                           ---------------------------
                                            Mary M. Sjoquist